Exhibit 99.5

September 5, 2022

Dear Valued Client:

Today marks an exciting milestone for Signify Health: I’m pleased to share that we have signed an agreement to become part of CVS Health, a leading health solutions company that helps people navigate the healthcare system – and their personal health care – by improving access, lowering costs and being a trusted partner for every meaningful moment of health.

We built Signify to evaluate gaps in care and improve quality outcomes, and partnering with CVS is aimed at accelerating that journey. Joining CVS Health offers tremendous potential for new opportunities to drive innovation, manage financial risk, and improve outcomes. Importantly, Signify Health will operate as a distinct, payor-agnostic business within CVS Health, led by members of Signify Health’s current management team.

Our business is well aligned with CVS Health’s stated goal to continue to build a multi-payor solution that enhances care delivery for consumers and meets their needs when and where they want care – and the home is increasingly their choice. This year, Signify’s clinicians expect to visit nearly 2.5 million patients in their homes to conduct Health Risk Assessments where our clinicians help uncover chronic conditions, enabling personalized care management and clinical support. They also provide screenings to identify gaps in care and recommend guidance for any additional follow-ups to return patients to care.

We have also successfully expanded our focus on value-based care and population health, notably through the acquisition of Caravan Health, an EMR agnostic platform. Caravan is already a partner to over 170 providers participating in accountable care organizations, serving Medicare beneficiaries with $5 billion in total spend under management, with a focus on improving the health of underserved communities.

This combination will accelerate our push to expanded care delivery, including our Return to Care programs. We expect this transaction will enable us to strengthen our support of alternative payment models and enhance our data and analytics capabilities to benefit you and your members.

After closing, we’ll continue to support your business as we do today, as a separate business unit within CVS Health. We’ll honor all existing contracts and commitments, and will continue to provide the exceptional quality, client service and support that you expect from us. More detailed information will be available after the transaction is finalized. For now, you can learn more in this press release.

We value your partnership and look forward to supporting your continued success. Please let us know if you have any immediate questions, or would like to discuss further.

Regards,

Name

Title, Signify Health

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file with the SEC a preliminary and definitive proxy statement relating to the proposed transaction. The definitive proxy statement will be mailed to the Company’s stockholders in connection with the proposed transaction. This communication is not a substitute for the proxy statement or any other document that may be filed by the Company with the SEC. BEFORE MAKING ANY DECISION, THE COMPANY URGES YOU TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any vote in respect of resolutions to be proposed at the Company’s stockholder meeting to approve the proposed transaction or other responses in relation to the proposed transaction should be made only on the basis of the information contained in the Company’s proxy statement. You will be able to obtain a free copy of the proxy statement and other related documents (when available) filed by the Company with the SEC at the website maintained by the SEC at www.sec.gov or by accessing the Investor Relations section of the Company’s website at https://www.signifyhealth.com.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

The Company and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Company’s stockholders in connection with the proposed transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise will be included in the proxy statement described above. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at https://www.signifyhealth.com.